Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of the 3rd day of March, 2008, by and between Stephen Pudles (the “Executive”) and API Nanotronics Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement, embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on /s/ no later than 5-5 (the “Effective Date”) and ending on the date of termination of this Agreement in accordance with the provisions of Section 8.

2. Position.

a. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company, the Compensation Committee of the Board of Directors or such other delegate of the Board of Directors’ authority hereunder as the Board of Directors may designate (collectively, the “Board”). Executive shall be nominated to serve as a member of the Board of Directors of the Company at the Company’s next Annual Meeting. Executive shall serve as a member of the Boards of Directors of the Company and any of its subsidiaries without additional compensation if requested.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization or any industry association; further provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9 or Section 10. Set forth on Exhibit A hereto is a complete list, as of the Effective Date, of the Executive’s positions on any board of directors or trustees of any business corporation or any charitable organization.

c. At all times during the Employment Term, Executive shall strictly adhere to and obey all of the Company’s written rules, regulations and policies, including without limitation the API Nanotronics Corp. Code of Ethics as provided to Executive on February 21, 2008, and as amended from time to time to conform to applicable rules and regulations or as determined by the Board or Directors, which govern the operation of the Company’s business and the conduct of employees of the Company.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $265,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus.

a. With respect to each full fiscal year of the Company during the Employment Term (“Fiscal Year”), Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”). The amount of each Annual Bonus shall be based on achievement of the annual EBITDA targets and other performance targets (collectively, the “Bonus Targets”) determined by the Board commencing with the Bonus Targets for the Company’s Fiscal Year commencing June 1, 2008 and ending May 31, 2009. Within 90 days following the Effective Date and thereafter on or before the date which is 30 days prior to the end of each of the Company’s subsequent Fiscal Year ends, the Board will propose Bonus Targets for the upcoming Fiscal Year in consultation with the Executive and will make any adjustments to the Bonus Targets that the Board and the Executive agree are reasonable and appropriate. For each Fiscal Year, if the Company achieves 100% of its Bonus Targets for such Fiscal Year, the Annual Bonus shall be equal to 50% of Executive’s Base Salary for that Fiscal Year. The Board will determine in its discretion what adjustments, if any, will be made to the Annual Bonus amount to be paid to Executive in the event the Company achieves more than 100% of its Bonus Targets for a Fiscal Year.

b. Each Annual Bonus shall be deemed to vest and accrue at the end of the last day of the Fiscal Year for which it is earned. Each Annual Bonus shall be paid as soon as practicable following the end of the Fiscal Year for which it is earned, subject to the certification by the Chief Financial Officer of the Company and approval by the Board of achievement of the applicable performance targets and goals described in this Section 4 above and the amount of such Annual Bonus. The Annual Bonus, if any, shall be paid to Executive in all cases within the later of i) two and one-half (2.5) months after the end of the Fiscal Year or ii) 30 days after the completion of an external audit to the satisfaction of the Board, but in no event later than two and one-half (2.5) months after the end of the calendar year in which the Annual Bonus vests.

5. Stock Option Award. On or as soon as practicable following the Effective Date, Executive will be granted under the Company’s 2006 Equity Incentive Plan (the “Plan”) an option agreement (the “Option Agreement”) containing (i) incentive options for shares of common stock, up to the amount permitted by applicable law, and non-qualified stock options for the remainder resulting in the aggregate right to purchase up to 11,236,650 shares of the

Company’s common stock (the “Time Based Shares”), and (ii) nonqualified options to purchase up to 7,491,100 shares of the Company’s common stock (the “Performance Shares”), subject to the terms and conditions of the Company’s Plan, and subject to the action of the committee that administers such Plan (collectively, the “Stock Options”). The per-share exercise price for the Stock Options will be the fair market value of a share of the Company’s common stock on the date of grant as provided in the Plan. The Stock Options with respect to the Time Based Shares will vest in equal installments annually over a three-year period tied to the Effective Date of this Agreement and the Stock Options with respect to the Performance Shares will vest in equal installments annually over a three-year period tied to the Fiscal Year end of the Company upon the Company achieving various performance goals. Such performance targets shall be based upon EBITDA targets and other performance targets (collectively, the “Performance Targets”) determined by the Board in consultation with Executive. The Performance Targets for the Stock Options with respect to the (i) first one-third ( 1/3) of the Performance Shares shall be determined within 90 days of the date of this Agreement, (ii) the second one-third ( 1/3) of the Performance Shares shall be determined no later than 30 days prior to the Company’s May 2009 Fiscal Year end and (iii) the third and final one-third ( 1/3) of the Performance Shares shall be determined no later than 30 days prior to the Company’s May 2010 Fiscal Year end . Additionally, the Option Agreement shall have the other terms as set forth in Exhibit B and other reasonable and customary stock option agreement terms not inconsistent with those set forth in Exhibit B.

6. Employee Benefits.

a. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans of the Company or API Electronics Inc. (other than annual bonus plans, severance plans, and incentive plans) as in effect from time to time (collectively, “Employee Benefits”), on the same basis as those benefits are generally made available to other similarly situated executives.

b. Executive shall receive three (3) weeks paid vacation, of which not more than ten (10) days shall be taken consecutively, during each year of employment to accumulate from year to year to the extent not used and to be paid in cash to the extent not taken during the Employment Term, and such holiday and sick time as the as provided under the Company’s policies from time to time.

c. Executive shall receive a car allowance of $1,000 per month.

d. Executive shall be reimbursed for the costs of temporary housing within commuting distance of 375 Rabro Drive, Hauppauge, New York for a period commencing on the Effective Date and ending on the earlier of (i) six months from the Effective Date and (ii) the purchase of a new permanent residence within commuting distance of the Company’s offices at 375 Rabro Drive, Hauppauge, New York (the “New Residence”). Costs of temporary housing reimbursed shall consist of reasonable rent, which amount shall be approved in advance by the Company, utilities (heat, electricity, gas and water), telephone, cable or satellite TV service, high speed internet connection and a one-car parking space if not included with rent.

e. Executive shall be reimbursed for the relocation expenses of moving from his present residence (“Old Residence”) to his New Residence consisting of (i) the cost of the physical movement of his belongings, (ii) any real estate agent fee on the sale of his Old Residence or the purchase of his New Residence, (iii) attorneys fees incurred in the sale of his Old Residence or the purchase of his New Residence, (iv) land transfer taxes paid by Executive on the sale of his Old Residence or the purchase of his New Residence and (v) one month’s salary to be used by Executive for other miscellaneous moving costs on a non-accountable basis (collectively, “Relocation Expenses”). The aggregate amount of Relocation Expenses for which Executive shall be reimbursed shall not exceed $100,000.

f. The Company will reimburse you for reasonable out-of-pocket expenses related to your attendance at four meetings of the IPC, all subject to your submission of an expense reimbursement request in accordance with Company guidelines.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive Resignation.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation; provided that Executive shall be required to give the Company at least 60 days advance written notice of a resignation.

For purposes of this Agreement, “Cause” shall mean:

(A)	the wilfull and material breach of Exectuive of any provision of this Agreement;

(B)	any act by Executive of fraud or dishonesty including, but not limited to, stealing or falsification of company records, with respect to the Company or its affiliates;

(C)	failure by Executive to perform his duties as lawfully directed by the Board, provided the Company has delivered to Executive a written notice setting forth such failure and shall have given Executive an opportunity to meet with the Company and to remedy or cure such failure within 15 business days following delivery of such written notice;

(D)	misappropriation of company funds or of any corporate opportunity;

(E)	conviction of Executive of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the reputation or business of the Company or any of its affiliates (or a plea of nolo contendere thereto), provided that notice of termination is given within 90 days of the Company’s knowledge of the conviction;

(F)	acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into on behalf of the Company or any of its affiliates;

(G)	gross, willful or wanton negligence, misconduct, or conduct on the part of Executive, which constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Executive, provided the Company has delivered to Executive a written notice setting forth such conduct and shall have given Executive an opportunity to meet with the Company and to remedy or cure such conduct within 15 business days following delivery of such written notice;

(H)	acceptance by Executive of employment with another employer;

(I)	conduct on the part of Executive, even if not in connection with the performance of Executive’s duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company or any of its affiliates, as determined by the Board in its sole discretion, and failure by Executive to cease such conduct immediately upon receipt of notice to cease such conduct; or

(J)	violation of any material federal or state securities laws, rules or regulations, as determined by the Board in its sole and good faith discretion.

(ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) reimbursement, within 30 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans as described in Section 6 (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive, except as set forth in this Section 8(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period of three months following the date of such termination.

The amount set forth in Section 8(b)(ii)(B) shall be in lieu of, and not in addition to, any severance benefits under any severance plan or policy of the Company or any of its affiliates. Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, (i) for a period of six months following the date of such termination if such date of termination is in the one year period commencing on the Effective Date, (ii) for a period of twelve months following the date of such termination if such date of termination is in the period commencing on the date immediately following the first anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date and (iii) for a period of eighteen months following the date of such termination if such date of termination is after the fourth anniversary of the Effective Date; provided, that the Company’s payment of the foregoing amounts to Executive under this Section 8(c)(ii)(B) shall be expressly conditioned upon and in consideration of Executive’s execution and nonrevocation of a General Release in favor of the Company, in a form substantially identical to Exhibit C hereto. (The period during which Executive is entitled to receive his Base Salary after termination of employment is referred to as the “Severance Period” and the amount so received as “Severance Payments.”)

The amount set forth in Section 8(c)(ii)(B) shall be in lieu of, and not in addition to, any severance benefits under any severance plan or policy of the Company or any of its affiliates. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board of Directors of the Company (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

9. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) During the Employment Term and, for the Severance Period following the date Executive ceases to be employed by the Company if the Executive is terminated by the Company without Cause, or if Executive’s employment otherwise is terminated and (B) Executive is not entitled to Severance as a result of such termination, then in such cases, for the two years following termination of employment (collectively, the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(i)	engage in any business that competes with the businesses of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which plans Executive is aware) in any geographical area in which the Company or its affiliates produces, sells, leases, rents, licenses or otherwise provides its products or services, including without limitation the manufacture of electronic components for the U.S. Department of Defense and Department of Defense contractors of the type manufactured by the Company’s affiliates (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, agents, contractors, managers, consultants, suppliers or investors of the Company or its affiliates.

(2) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(3) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	Solicit, encourage or attempt to solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or its affiliates; or

(ii)	Hire, engage or employ any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(4) During the Restricted Period, Executive will not, directly or indirectly, solicit, encourage or attempt to solicit or encourage any customer or prospective customer of the Company or any of its affiliates or any independent contractor providing services to the Company or any of its affiliates, determined, in each case, as of the date of termination, to terminate, modify or diminish its relationship with the Company or any of its affiliates or to seek to persuade any customer of the Company or any of its affiliates, determined as of the date of termination, to conduct with anyone else any business or activity that such customer conducts or could conduct with the Company or any of its affiliates.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Except as prohibited by Section 10(b)(v) below, Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, knowledge capital, research and development, software, consulting techniques, source codes, databases, inventions, processes, formulae, software, databases, technology, designs and other intellectual property, information concerning finances, investments, projections, profits, strategies, pricing, costs, products, services, service providers, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals), in whatever form or media, concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis, including any such information obtained prior to the Effective Date (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties, (y) made legitimately available to Executive by a third party without breach of any confidentiality obligation, or (z) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its affiliates, (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not company property) that contain Confidential Information or otherwise relate to the business of the Company or any of its affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company hereunder, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the

Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Background Check. [This section is deliberately omitted.]

13. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates during the term of Executive’s employment hereunder, all amounts paid to Executive during such period pursuant to this Agreement shall be reduced (or if paid to Executive, refunded to the Company by Executive) by the amounts of salary, bonus or other cash or in-kind compensation earned by, paid or granted to Executive during such period as a result of Executive’s performing such services (regardless of when such earned amounts are actually paid to Executive).

g. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible without any additional liability for the Company, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

API Nanotronics Corp.

505 University Avenue, Suite 1400

Toronto, Ontario M5G 1X3

Canada

Attention: Phillip DeZwirek

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

API NANOTRONICS CORP.	EXECUTIVE

/s/ Phillip DeZwirek	/s/ Stephen Pudles
By:	Stephen Pudles
Title: /s/ Chairman